**EXHIBIT 23.1**

## CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

TO: Hemis Corporation

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to FORM SB-2 Registration Statement, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated April 17, 2006 relating to the consolidated financial statements of Hemis Corporation and to the reference to our Firm under the caption "Experts" appearing in the Prospectus.

Russell Bedford Stefanou Mirchandani LLP

McLean, Virginia
September 27, 2006